Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Bernard H. Clineburg,

Tysons Corner, Virginia

Chairman, President & CEO, (703) 584-3400

June 9, 2005

Robert A. Cern,

EVP & Chief Financial Officer, (703) 584-3400

CARDINAL FINANCIAL CORPORATION ACQUIRES

WILSON/BENNETT CAPITAL MANAGEMENT, INC.

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) today reported that it has completed its previously announced acquisition of the Alexandria, Virginia asset management firm of Wilson/Bennett Capital Management, Inc. for approximately $6.6 million in a combination of the Company’s common stock and cash.  The Company issued 611,000 of its common shares and paid $1.1 million to acquire Wilson/Bennett.  Common shares issued in conjunction with this transaction are unregistered, restricted shares.

Wilson/Bennett has about 500 institutional and personal clients and has approximately $225 million of assets under management. Wilson/Bennett utilizes a value oriented investment approach and focuses on large capitalization stocks. Wilson/Bennett’s 2004 revenues were approximately $1.4 million.  The Company anticipates that the acquisition of Wilson/Bennett will not have a material impact on the Company’s 2005 operating results but will be accretive to earnings.

The principal owner of Wilson/Bennett is John W. Fisher, who is a member of the Company’s Board of Directors.

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to such matters as the Company’s intent, belief or expectation with respect to financial performance. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual

Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

About Cardinal Financial Corporation:  Cardinal Financial Corporation is a financial holding company headquartered in Tysons Corner, Virginia.  On March 31, 2005, Cardinal Financial Corporation had assets of $1.28 billion.  Through its wholly-owned subsidiary, Cardinal Bank, the Company serves Northern Virginia and Fredericksburg with 19 conveniently located banking offices in Alexandria, Annandale, Arlington, Clifton, Fairfax, Fairfax City, Fredericksburg, Herndon, Leesburg, Manassas, McLean, Purcellville, Reston, Stafford, Sterling, Sterling Park, Woodbridge, and two locations in Tysons Corner.  Cardinal also operates two subsidiaries, a full-service investment services company, Cardinal Wealth Services, Inc., and a residential mortgage lending company, George Mason Mortgage, LLC, based in Fairfax, VA, with eight offices throughout the metropolitan Washington region. The Company’s stock is traded on the NASDAQ (CFNL).  For additional information please visit our Web site at www.cardinalbank.com.